Exhibit 99.1

AMERICAN EAGLE OUTFITTERS, INC.

Script for Twenty-First Annual Meeting of Stockholders

May 29, 2014

Jay Schottenstein: Good morning ladies and gentlemen. My name is Jay Schottenstein. I am Executive Chairman and Interim Chief Executive Officer of American Eagle Outfitters. On behalf of Management, welcome to our Twenty-First Annual Meeting of Stockholders.

I would now like to introduce the other directors of the Company who are here today:

•	Michael Jesselson

•	Thomas Ketteler

•	Roger Markfield

•	Cary McMillan

•	Janice Page

•	David Sable

•	Noel Spiegel

Members of Management who are here today include:

•	Mary Boland, Executive Vice President, Chief Financial and Administrative Officer

•	Simon Nankervis, Executive Vice President, Americas & Global Country Licensing

•	Michael Rempell, Executive Vice President and Chief Operations Officer

•	Ron Sykes, Interim Chief Human Resources Officer

•	Charles Sandel, Senior Vice President, General Counsel

•	Judy Meehan, Vice President of Investor Relations and

•	Jennifer Stoecklein, Corporate Secretary

Before we get started, please keep in mind that any forward looking statements we may make today are subject to our Safe Harbor Statement and business risks, which can be found in our most recent 10-K and 10-Q.

Last week we announced our first quarter results and reviewed the progress we’ve made on our initiatives. Today I’m going to briefly outline these points.

Immediate Priorities Slide

First, it starts with great merchandise and an outstanding customer experience. Roger and team have been working to reinvigorate our merchandise assortments across our brands. I’m confident they will deliver improvements to merchandise, with greater alignment and support from marketing.

Next, we are continuing to develop omni-channel capabilities to improve every touch point with our customers. We recognize the vast shift in industry dynamics and the need for transformation to remain competitive and win in the future. We have a number of projects underway, including building a better digital experience for online and mobile shoppers.

Our buy on line ship from store program is ramping up and we are gaining incremental sales that would have otherwise been lost due to stock outs, and more efficient use of inventories.

Third, we are cutting expense across the organization, specifically, corporate overhead, professional services and travel, and we are utilizing a more robust non-merchandise procurement process. Our efforts are to ensure we are investing in the right areas for the future, including omni-channel projects, critical customer facing activities and global expansion.

Next, improving the profitability of our store fleet is a focus, through closures, lease negotiations and fleet repositioning. The combination of store closures and short term leases give us greater flexibility to react to changing consumer shopping trends. In addition, the field team is driving more productive use of store payroll and reducing non-customer facing activities, while keeping our focus on delivering a great customer experience.

Lastly, as part of our overall business assessment, we are re-pacing and adapting our near-term international growth plans. We are ramping up our international approach toward licensed stores, where we see strong profitability and low investment requirements. There is a tremendous global appetite for our brands, and as we expand into new markets we see significant opportunity in our digital channels.

Before I turn it over to Mary, I would like to underscore my confidence in the team and our ability to drive better performance. Our company is strong, our brands are extremely well-positioned, and AE will stay true to its heritage as a democratic, American lifestyle brand.

We expect to see the early results of our plan begin to gain traction later in the year and set us up for a strong performance in 2015.

With that I’ll turn it over to Mary.

Fiscal 2013 Summary Slide

Mary Boland: Thanks Jay. 2013 was a challenging year, reflecting weak demand and increased promotional pressure. The product wasn’t right for our customers and we didn’t deliver the customer experience we are fully capable of.

Let me briefly walk you through our 2013 financial results.

•	Total annual revenue decreased 5% to $3.3 billion.

•	Consolidated comps decreased 6% for the year, compared to a 9% increase last year. Weak traffic, lower transactions and transaction value drove the decline in store comps.

•	The gross margin of 34.6% was pressured by increased markdowns and the deleverage of rent.

•	Operating income decreased 47% to $234 million, and 550 basis points to 7.1% as a rate to revenue.

•	Adjusted EPS of $0.74 decreased 47%.

First Quarter Recap Slide

The first quarter of 2014 was challenging, as demand remained weak and we experienced continued margin pressure as we cleared through excess inventory. Last week, we reported first quarter EPS of $0.02 on a comparable sales decline of 10%. We ended the quarter with $328 million in cash and no debt. As we continue to clear through excess units and bring inventory in line with recent sales trends, we expect to enter the back half in a better position.

Financial Opportunities Slide

As Jay mentioned our recovery plan is well underway. We have significant opportunity for earnings growth, beginning in the second half of this year and continuing forward.

•	Starting with the top line, we are striving for comp stabilization, and are opening highly productive factory and international stores, while we ramp up our licensed store growth.

•	Based on the continuation of negative sales trends, we’ve pulled back sales and inventory plans for the upcoming quarters. We are targeting lower markdowns and less reliance on broad-sweeping promotional activity.

•	Given the changing industry dynamics and increased pressure in our stores, we’ve gone through a thorough fleet review to determine where we can close stores and successfully migrate sales to other channels or nearby locations. We’ve identified roughly 150 stores to close in North America over the next 3 years,

•	We also have an additional 300 stores with leases expiring in the next 3 years. So in total, we have flexibility on more than 400 stores, nearly half of our North American fleet. We have also been working hard to negotiate rent reduction and lease flexibility and will continue this work.

•	We are highly focused on our expense reduction, including corporate overhead, travel, professional services and store expense. The actions we are taking to reduce our expense base are helping to fund our strategic investments. We have dramatically reduced SG&A dollars from our previous budget. Our current view for the year has SG&A up in the low single digits, yet we continue to work to identify more opportunities for savings.

I would like to reiterate that implementing our plan to improve profitability is our top priority.

Thanks and now we can take your questions.

[Management responded to questions raised by meeting attendees.]

Charlie Sandel: Continuing with today’s business, at the direction of the Board of Directors, Notice of this meeting, a Proxy Statement and Proxy Card, or Internet Notice was sent on or about April 17, 2014 to all stockholders of record. Copies of the Proxy Statement and our Annual Report on Form 10-K are available at the door.

I would like to ask Jennifer Stoecklein to serve as Inspector of Election for this meeting.

Any stockholder present who desires to vote in person rather than by proxy should now raise your hand so the Inspector can furnish you a ballot to complete.

Will the Inspector determine and report whether a quorum is present.

Jennifer Stoecklein: We have a quorum. There are represented at this meeting in person or by proxy more than 50% of all shares entitled to vote at the meeting. The unofficial total of shares represented is 174,446,985 which is approximately 90% of all shares entitled to vote.

ELECTION OF DIRECTORS

Charlie Sandel: As stated in the Notice, the first item of business at this meeting is the election of directors. Our Board is divided into three classes. Three Class I directors will be elected today to serve until the 2017 annual meetings of stockholders. The nominees are:

•	Jay Schottenstein, Executive Chairman and Interim Chief Executive Officer,

•	Michael Jesselson, President of Jesselson Capital and

•	Roger Markfield, Vice Chairman and Executive Creative Director of the Company

Mary, will you present the resolution?

Mary Boland: RESOLVED, that the following individuals, namely Jay Schottenstein, Michael Jesselson and Roger Markfield be elected as Class I Directors to serve until the 2017 Annual Meeting of Stockholders or until their successors are elected.

Jennifer Stoecklein: I second the motion.

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Charlie Sandel: The second item of business for this meeting is the proposal to hold an advisory vote on the compensation of our named executive officers. Mary, will you present the proposal?

Mary Boland: RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.

Jennifer Stoecklein: I second the motion.

2014 STOCK AWARD AND INCENTIVE PLAN

Charlie Sandel: The third item of business for this meeting is the proposal to approve the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan. Mary, will you present the proposal?

Mary Boland: RESOLVED, that the stockholders approve the American Eagle Outfitters, Inc. 2014 Stock Award and Incentive Plan.

Jennifer Stoecklein: I second the motion.

AUDITOR RATIFICATION

Charlie Sandel: The fourth item of business for this meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015 as described in our Proxy Statement. Mary, will you present the proposal?

Mary Boland: RESOLVED, that the stockholders ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2015.

Jennifer Stoecklein: I second the motion.

INTRODUCE ERNST & YOUNG

Charlie Sandel: Before I announce the results, I would like to introduce Carmine Romano, a partner at Ernst & Young, our independent auditors. Carmine, you have the opportunity to make a statement. Carmine is also available to answer any questions on our financial statements.

Carmine Romano: I have no comments to make at this time.

Charlie Sandel: Will the Inspector of Election please collect any ballots. All results announced today are subject to verification and will be recorded in the minutes of this meeting to reflect the final count.

I am pleased to announce that each of the candidates for Director has been elected.

The advisory vote on the compensation of our named executive officers has been approved.

The proposal to approve the 2014 Stock Award and Incentive Plan has been approved.

The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm has been approved.

Jay Schottenstein: Since there is no further business, I will now entertain a motion to adjourn.

Mary Boland: Mr. Chairman, I move that the meeting be adjourned.

Charlie Sandel: I second the motion.

Jay Schottenstein: Hearing no objection, this meeting is adjourned. Once again, thank you for attending. We appreciate your support.